Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Wipro Limited
We consent to the incorporation by reference in the registration statement (No. 333-111164 and 333-123043) on Form S-8 of Wipro Limited and subsidiaries of our reports dated May 21, 2007, with respect to the consolidated balance sheets of Wipro Limited and subsidiaries as of March 31, 2007 and 2006, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended March 31, 2007, management’s assessment of the effectiveness of internal control over financial reporting as of March 31, 2007 and the effectiveness of internal control over financial reporting as of March 31, 2007, which reports appear in the March 31, 2007 annual report on Form 20-F of Wipro Limited and subsidiaries.
Our report dated May 21, 2007, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of March 31, 2007, contains an explanatory paragraph that states that management’s assessment of the effectiveness of internal control over financial reporting and our audit of internal control over financial reporting of the Company excludes an evaluation of internal control over financial reporting of Hydrauto Group AB and subsidiaries and RetailBox BV and subsidiaries, acquired businesses.
KPMG
Bangalore, India
May 30, 2007